As filed with the Securities and Exchange Commission on May 6, 2013

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FLUOR CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	6700 LAS COLINAS BOULEVARD IRVING, TEXAS 75039	33-0927079
(State or Other Jurisdiction of Incorporation or Organization)	(Address of Principal Executive Offices Including Zip Code)	(I.R.S. Employer Identification No.)

FLUOR CORPORATION AMENDED AND RESTATED

2008 EXECUTIVE PERFORMANCE INCENTIVE PLAN

(Full Title of the Plan)

Carlos M. Hernandez, Esq.
Chief Legal Officer and Secretary
Fluor Corporation
6700 Las Colinas Boulevard
Irving, Texas 75039
(469) 398-7000
(Name and Address of Agent For Service)

(469) 398-7000

(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐(Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.01 par value per share	12,000,000 shares	$56.20	$674,400,000	$91,988.16

(1)         Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers, in addition to the number of shares of Common Stock, par value $0.01 per share (the “Common Stock”), of Fluor Corporation stated above, such indeterminate number of additional shares of Common Stock as may be issued under the Fluor Corporation Amended and Restated 2008 Executive Performance Incentive Plan, as a result of adjustment provisions thereunder.

(2)         Calculated solely for purposes of determining the registration fee pursuant to Rule 457(c) and Rule 457(h)(1) of the Securities Act.  The proposed maximum offering price per share and the proposed maximum aggregate offering price are based upon the average of the high and low prices of the Common Stock on May 1, 2013, as reported by the New York Stock Exchange, which was $56.20.

INTRODUCTION

This Registration Statement on Form S-8 is filed by Fluor Corporation, a Delaware corporation (the “Company” or the “Registrant”), relating to 12,000,000 shares of the Company’s Common Stock, to be issued pursuant to the Fluor Corporation Amended and Restated 2008 Executive Performance Incentive Plan.  In accordance with General Instructions E to Form S-8, the Company hereby incorporates herein by reference the Registration Statement on Form S-8 (No. 333-150857) filed with the Securities and Exchange Commission on May 12, 2008, together with all exhibits filed therewith or incorporated therein by reference.

Item 6.                                                         Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify its directors and officers, as well as other employees and individuals, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation — a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification in which the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

Article Thirteenth of the Company’s Amended and Restated Certificate of Incorporation provides that, to the full extent that the DGCL, as it now exists or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.  Any amendment to or repeal of such Article Thirteenth shall not adversely affect any right or protection of a director of the Company for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

Article Fourteenth of the Company’s Amended and Restated Certificate of Incorporation provides that the Company may, by action of its Board of Directors, provide indemnification to its employees and agents with the same scope and effect as the foregoing indemnification of directors.

In addition, the Company has entered into an indemnification agreement with each of its directors and executive officers.  The agreement confirms the obligations of the Company to indemnify the indemnified parties to the fullest extent authorized by the DGCL.  The agreement also provides that the Company will advance, if requested by an indemnified person, any and all expenses incurred in connection with a proceeding, subject to reimbursement by the indemnified person should a final judicial determination be made that indemnification is not available under applicable law.  The Company further agrees that its obligations under the agreement continue after the indemnified party is no longer serving the Company with respect to claims based on the indemnified party’s service at the Company.

Item 8.                                                         Exhibits

The Exhibits to this Registration Statement are listed in the Index to Exhibits immediately following the signature pages.

[SIGNATURES ON THE NEXT PAGE]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Fluor Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on May 6, 2013.

FLUOR CORPORATION

By:	/s/ Carlos M. Hernandez
Carlos M. Hernandez, Esq.
Chief Legal Officer and Secretary

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints Carlos M. Hernandez and Eric P. Helm and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.  This Power of Attorney may be signed in any number of counterparts, each of which shall constitute an original and all of which, taken together, shall constitute one Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David T. Seaton	Chairman and Chief Executive Officer (Principal Executive Officer and Director)	May 6, 2013
David T. Seaton

/s/ Biggs C. Porter	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	May 6, 2013
Biggs C. Porter

/s/ Gary G. Smalley	Vice President and Controller	May 6, 2013
Gary G. Smalley	(Principal Accounting Officer)

/s/ Peter K. Barker	Director	May 6, 2013
Peter K. Barker

Signature	Title	Date

/s/ Alan M. Bennett	Director	May 6, 2013
Alan M. Bennett

/s/ Rosemary T. Berkery	Director	May 6, 2013
Rosemary T. Berkery

/s/ Peter J. Fluor	Director	May 6, 2013
Peter J. Fluor

/s/ James T. Hackett	Director	May 6, 2013
James T. Hackett

/s/ Krent Kresa	Director	May 6, 2013
Krent Kresa

/s/ Dean R. O’Hare	Director	May 6, 2013
Dean R. O’Hare

/s/ Armando J. Olivera	Director	May 6, 2013
Armando J. Olivera

/s/ Joseph W. Prueher	Director	May 6, 2013
Joseph W. Prueher

/s/ Nader H. Sultan	Director	May 6, 2013
Nader H. Sultan

/s/ Suzanne H. Woolsey	Director	May 6, 2013
Suzanne H. Woolsey

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation, incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on May 8, 2012

4.2	Amended and Restated Bylaws of the Registrant, incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K filed on May 8, 2012

5.1	Opinion of Gibson, Dunn & Crutcher LLP

10.1	Fluor Corporation Amended and Restated 2008 Executive Performance Incentive Plan, incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed on May 3, 2013

23.1	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

24.1	Power of Attorney (included on the signature page of this Registration Statement)